Exhibit 10.2

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Omitted Information is indicated by [***]

EXECUTIVE RELEASE OF CLAIMS

This Executive Release of Claims (this “Release”) is entered into this 7th day of May 2026, (the “Agreement Date”) by and between GBT US LLC, a Delaware limited liability company (the “Company”), and John David Thompson (the “Executive,” together with the Company, the “Parties”).

WHEREAS, the Executive is employed by the Company as its EVP, Chief Technology Officer;

WHEREAS, the Executive’s employment relationship with the Company as well as all other positions that the Executive holds with Global Business Travel Group, Inc., a Delaware corporation (“GBTGI”), will terminate on May 31, 2026 (the “Termination Date”), upon the terms set forth herein.

NOW, THEREFORE, in consideration of the covenants undertaken in this Release, the Executive and the Company, intending to be legally bound, agree as follows:

1.            Transition Period; Termination.

1.1.            During the period from the Agreement Date through the Termination Date (the “Transition Period”), the Executive will continue to be employed by the Company as its EVP, Chief Technology Officer, and where required and consistent with such position, the Executive will also provide services at no extra remuneration to the Company’s subsidiaries and affiliates, and the Executive will continue to perform the duties and responsibilities of such position diligently and in good faith.

1.2.            The Executive’s employment with the Company, GBTGI and each of their respective Subsidiaries and affiliates will terminate without Cause effective as of 5:00 P.M. (Eastern Time) on the Termination Date, and all compensation, benefits and perquisites of employment shall cease as of the Termination Date, in each case, in accordance with the Severance Protection Agreement between the Company and Executive dated November 29, 2021 (the “SPA”), as modified by this Release. All capitalized terms used in this Release that are not defined in this Release shall be as defined in the SPA; provided, however, that the Parties acknowledge and agree that references in the SPA to the “Release Effective Date” shall mean the Second Effective Date (as defined herein).

2.            Payments and Benefits.

2.1.            Transition Pay. During the Transition Period, the Executive will continue to receive payments of base salary in accordance with the Company’s payroll cycle and be provided with employee benefits, in amounts or levels of coverage, as applicable, not less than in effect as of immediately prior to the Agreement Date, and otherwise in accordance with the terms of the applicable plans and applicable law.

2.2.            Accrued Benefits. Executive will be eligible to receive or participate in certain benefits in which he is currently participating, such as, for example, medical, life, and accidental death, through the last day of the calendar month in which the Termination Date occurs, subject to the terms of applicable benefit plan, program, practice and policy. Other benefits, such as salary continuation benefits and long-term disability benefits, will end as of the Termination Date. Executive shall be entitled to receive payment for all Accrued Benefits (as defined in the SPA) in accordance with, and paid pursuant to, Section 2.2.1 of the SPA.

John David Thompson

Executive Release of Claims

2.3.            First Release Payment. Subject to the Executive’s timely execution, delivery and non-revocation of this Release pursuant to Section 5(b), the Executive shall receive a lump sum payment in the gross amount of $1,000, less all applicable federal, state and local withholding taxes and any other authorized or legally-required deductions (the “First Release Payment”), payable on the regularly scheduled payroll date following the First Effective Date (as defined herein).

2.4.            Severance Benefits. Provided that (i) the Executive timely executes, delivers and does not revoke this Release pursuant to Section 5(b), (ii) the Executive’s timely re-execution, delivery and non-revocation of this Release pursuant to Section 5(c), and (iii) the Executive’s compliance with the terms and conditions of this Release and the BPA (as defined herein), the Company shall provide the Executive with the following payments and benefits (collectively, the “Severance Benefits”):

2.4.1. Pro-Rata Bonus: A lump sum payment of Executive’s pro-rata Target Bonus for the portion of 2026 that Executive was employed by the Company and based on actual Company performance, in accordance with, and paid pursuant to, Section 2.2.3(a)(ii) of the SPA;

2.4.2. Base Salary Continuation: Continuation of Executive’s Base Salary of $600,000.00 per annum as salary continuation, in accordance with, and paid pursuant to, Section 2.2.3(a)(iii) of the SPA;

2.4.3. COBRA Subsidy: Subsidy of Executive’s benefits under COBRA for a period of twelve (12) months following the Termination Date (i.e. May 31, 2027), in accordance with, and paid pursuant to, Section 2.2.3(a)(iv) of the SPA.      Executive
understands that Company plans, programs, practices and policies, may be amended, changed or terminated by the Company at any time without prior notice to, or consent by, participants;

2.4.4. Target Bonus: A lump sum payment of Executive’s Target Bonus for 2026 (i.e. $600,000.00), in accordance with, and paid pursuant to, Section 2.2.3(a)(v) of the SPA;

2.4.5. RSUs: Executive’s outstanding Restricted Stock Units (RSUs) shall be treated as set forth in the applicable Restricted Stock Unit Grant Notice (“RSU Notice”) and the Global Business Travel Group, Inc. 2022 Equity Incentive Plan (the “Equity Plan”), i.e. as set forth in Section 3(c) of the applicable RSU Notice; provided, however, that notwithstanding any provision of the RSU Notice or the Equity Plan to the contrary, the Executive’s RSUs will remain outstanding on the Termination Date and will be treated as though the Executive had remained employed by the Company through, and terminated effective as of, November 30, 2026 (or such later date as may be mutually agreed by the Parties) (subject to all clawback, settlement, cash-out, assumption, conversion, forfeiture and similar provisions (other than forfeiture due to a termination of employment) applicable to such RSUs);

John David Thompson

Executive Release of Claims

2.4.6. PSUs: Executive’s outstanding Performance Stock Units (PSUs) shall be treated as set forth in the applicable Performance Stock Unit Grant Notice (“PSU Notice”) and the Equity Plan, i.e. Section 3(c) of the applicable Performance Restricted Stock Unit Grant Notice; provided, however, that notwithstanding any provision of the PSU Notice or the Equity Plan to the contrary, the Executive’s PSUs will remain outstanding on the Termination Date and will be treated as though the Executive had remained employed by the Company through, and terminated effective as of, November 30, 2026 (or such later date as may be mutually agreed by the Parties) (subject to all clawback, settlement, cash-out, assumption, conversion, forfeiture and similar provisions (other than forfeiture due to a termination of employment) applicable to such PSUs); and

2.4.7. Stock Options: Any outstanding stock options that Executive holds with respect to GBTGI shares shall be treated in accordance with the terms of, as applicable, the Equity Plan, the Global Business Travel Group Inc. Management Incentive Plan (the “MIP”) and the applicable award documents (collectively, the “Governing Documentation”); provided, however, that each of Executive’s stock options granted on or prior to December 2, 2021 will remain outstanding and exercisable through the later of (i) the last day of the post-termination exercise period applicable to such stock option in connection with a termination without cause (as set forth in the Governing Documentation) or (ii) November 30, 2026 (or such later date as may be mutually agreed by the Parties) (subject to all clawback, settlement, cash-out, assumption, conversion, forfeiture and similar provisions (other than forfeiture due to a termination of employment) applicable to such options).

3.            Continuing Obligations. The Executive acknowledges and agrees that each of the restrictive covenants to which the Executive is subject as of the Agreement Date, including but not limited to the covenants set forth in the Business Protection Agreement that Executive signed on April 2, 2025 (the “BPA”), will continue to apply in accordance with their terms for the applicable periods with respect thereto (such restrictive covenants, collectively, the “Continuing Obligations”). The Executive hereby reaffirms the Continuing Obligations and acknowledges and agrees that the Continuing Obligations remain in full force and are incorporated by reference as if set forth herein and executed anew.

4.           General Release.      The Executive, on behalf of himself, his descendants, dependents, spouse(s), heirs, executors, administrators, personal representatives, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company Group, as defined in this Release, as well as the trustees, directors, officers, members, managers, partners (whether general or limited), agents, attorneys, insurers, employees, representatives, assigns, predecessors and successors, past and present, of each member of the Company Group, and any other persons or entities claimed to be jointly or severally liable with any of the foregoing, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature (collectively “Claims”), in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, contingent or non-contingent, and whether or not concealed or hidden, which he now has, owns or holds (or may have, own, or hold) or he has at any time heretofore had, owned or held, against any of said Releasees arising at any time up through and including the date that he executes this Release pursuant to Section 5(b) or the date he re-executes this Release pursuant to Section 5(c), as applicable.

John David Thompson

Executive Release of Claims

These released Claims include, but are not limited to, all Claims arising out of or in any way related to the Executive’s employment with or his service as an officer, director, member or manager of any member of the Company Group, the terms and conditions (including all wages, benefits, and other compensation) of the Executive’s employment with or his service as an officer, director, member or manager of any member of the Company Group, the Executive’s separation from such employment or service, the Executive’s investment in any member of the Company Group, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, contingent or non-contingent, concealed or apparent. Among the specific Claims released by this Release are, without limitation: (i) all Claims of employment discrimination based upon any protected characteristic (such as age, race, color, sex, sexual orientation, national origin, religion, and disability/handicap status), including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act; and all Claims arising under the Employee Retirement Income Security Act of 1974, as amended, or any similar federal, state or local law (each as amended); (ii) all Claims arising under the federal Family and Medical Leave Act of 1993; (iii) all Claims arising under the New York State Human Rights Law (N.Y. Exec. Law §§ 290-301), the New York City Human Rights Law (N.Y.C. Admin. Code § 8-101 et seq.), and/or any other comparable law, rule, or regulation of the local, city, state equal, human or civil rights agency or commission, and any other local, city, state or federal discrimination laws, the anti-retaliation provisions of the New York State Workers’ Compensation Law (N.Y. Workers’ Comp. Law § 125), the New York Civil Rights Law (N.Y. Civ. Rights Law, §§ 40-45), Article 23-A of the New York State Corrections Law (N.Y. Correct. Law §§750-755 and N.Y. Exec. Law §296(15), the anti-retaliation provisions of the New York State False Claims Act (N.Y. Finance Law § 191), the New York State Worker Adjustment and Retraining Notification Act (N.Y. Lab. Law §§ 860-860-i), the wage and wage payment provisions of the New York State Labor Law (N.Y. Lab. Law §§ 190-199A), the New York City Earned Safe and Sick Time Act (N.Y.C. Admin. Code §§ 20-911-20-924), the New York State Minimum Wage Act (N.Y, Lab. Law §663) and the New York State Wage Order for Miscellaneous Industries and Occupations; (iv) all Claims arising under the Arizona Employment Protection Act; Civil Rights Act; and the Wage and Hour Law; and (v) all common law Claims, including, but not limited to, Claims for breach of contract, defamation, interference with contractual/prospective contractual relations, invasion of privacy, promissory estoppel, negligence, breach of the covenant of good faith and fair dealing, fraud, infliction of emotional distress, wrongful discharge, punitive damages, and any other common law Claims under the laws of any jurisdiction. It is intended that the language relating to the description of Claims in this Section shall be given the broadest possible interpretation permitted by law.

John David Thompson

Executive Release of Claims

Notwithstanding the foregoing, the above release shall not apply to (1) any claims for breach of this Release by the Company; (2) any right of the Executive to receive workers’ compensation benefits or other rights or claims that cannot be waived as a matter of law; (3) any right to continue the Executive’s group health benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (4) any right of the Executive to indemnification for his actions and omissions as an officer under the Company Group’s governing documents; (5) any rights to coverage under any applicable directors and officers liability insurance policy; (6) to enforce the terms of this Release, or (7) any claims that may arise after the date on which the Executive executes or re-executes this Release (as applicable).

5.            Covenant Not to Sue. The Executive acknowledges and agrees that he has not filed and will not file (or join, or accept any relief in) a lawsuit against any of the Releasees pleading or asserting any Claims released in the above general release. If the Executive breaches this promise, and the action is found to be barred in whole or in part by this Release, the Executive agrees to pay the attorneys’ fees and costs, or the proportions thereof, incurred by the applicable Releasee in defending against those Claims that are found to be barred by this Release and (i) the obligation to provide the Severance Benefits shall immediately cease and (ii) the Executive shall be required to promptly repay to the Company any Severance Benefit previously paid or provided to him; provided, however, that in all cases, this Release shall continue to be fully effective and enforceable. Notwithstanding the foregoing, nothing in this Section precludes the Executive from challenging the validity of the release above under the requirements of the ADEA, and the Executive shall not be responsible for reimbursing the attorneys’ fees and costs of the Releasees in connection with such a challenge to the validity of the release, nor shall the Severance Benefit cease or be repayable in the event of such a challenge. However, the Executive acknowledges that the release of claims contained in this Release applies to all claims the Executive has under the ADEA, and that, unless the release is held to be invalid, all of the Executive’s claims under the ADEA shall be extinguished. In addition, nothing in this Release shall preclude or prevent the Executive from filing a charge with, participating in an investigation by or proceeding before, or providing truthful information to the United States Equal Employment Opportunity Commission or other federal, state or local agency, but the Executive acknowledges and agrees that the Executive shall not accept any relief obtained on his behalf in any proceeding by any government agency, private party, class, or otherwise with respect to any Claims covered by this Release. Furthermore, if any Claim is not subject to release, to the extent permitted by applicable laws, the Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Releasees is a party. Nothing in this Release or otherwise shall prohibit the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity or self-regulatory organization (including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General), or making other disclosures that are protected under the whistleblower provisions of federal law or regulation (it being understood that the Executive does not need the prior authorization of the Company to make any such reports or disclosures or to notify the Company that Executive has made such reports or disclosures).

John David Thompson

Executive Release of Claims

Executive confirms that he does not have nor is he a party to any current charge, complaint, grievance or other proceeding against the Company pending before any local, state or federal agency regarding my employment.

Executive affirms that, except as set forth in Section 2 of this Release, he has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date he executes or re-executes this Release (as applicable).

Executive affirms that he has been granted any leave to which he was entitled to under the Family and Medical Leave Act or related state or local leave or disability accommodations laws. He further affirms that he has no known workplace injuries or occupational diseases.

6.            Review and Revocation Rights.

6.1.        Advice of Counsel. The Company advises the Executive to consult with an attorney of the Executive’s choosing prior to executing and re-executing this Release. In entering into this Release, the Executive represents that he has relied upon, or had the opportunity to rely upon, the advice of his attorney, who is an attorney of his own choice, and that the terms of this Release have been completely read and explained to his by his attorney (or he has had the opportunity to do so), and that those terms are fully understood and voluntarily accepted by the Executive. The Executive also agrees and acknowledges that the Executive is receiving benefits and payments to which the Executive would not otherwise be entitled unless the Executive execute and re-executes this Release and does not timely revoke the Executive’s consent to this Release, that the Executive has voluntarily consented to this Release, and that the Executive has entered into this Release freely, knowingly and voluntarily.

6.2.        Execution of this Release. The Executive understands and agrees that to be eligible to receive the First Release Payment, the Executive must execute and return this Release to the Company (in accordance with the procedures set forth in Section 7.5 of this Release) within twenty-one (21) calendar days following the Agreement Date. The Executive acknowledges that he has been given twenty-one (21) days to consider the terms of this Release, including the release in Section 4 of this Release. However, the Executive may execute and return this Release before the expiration of the twenty-one (21)-day period. If the Executive signs this Release prior to the expiration of the twenty-one (21) day period, the Executive acknowledges by signing that such decision was entirely voluntary and that the Executive had the opportunity to consider this Release for the entire twenty-one (21) day period. Once executed, the Executive will have seven (7) additional calendar days from the date that the Executive executes this Release to revoke the Executive’s consent to such re-execution. Such revocation must be in writing and must be addressed and sent in accordance with the procedures set forth in Section 7.5 of this Release. The Executive’s execution of this Release shall not become effective or enforceable until the eighth (8th) calendar day after the date on which the Executive executes this Release, which will be the “First Effective Date” of this Release. If the Executive does not execute and return this Release within twenty-one (21) calendar days following the Agreement Date, or if the Executive timely revokes the Executive’s execution within the seven (7) calendar day revocation period following the date on which the Executive executes this Release, (i) the Company shall have no obligation to provide the Executive with the First Release Payment, and (ii) the Executive’s obligations under the BPA shall remain in full force and effect. By the Executive’s execution of this Release, the release set forth in Section 4 of this Release shall be deemed to cover any Claims which the Executive ever had, now has or may hereafter claim to have, existing or occurring at any time on or before the date of execution.

John David Thompson

Executive Release of Claims

6.3.        Re-Execution of this Release. The Executive further understands and agrees that to be eligible to receive any of the Severance Benefits, the Executive must re-execute and return this Release to the Company (in accordance with the procedures set forth in Section 7.5 of this Release) within twenty-one (21) calendar days following the Termination Date (but not before the Termination Date). The Executive acknowledges that he has been given twenty-one (21) days following the Termination Date to consider the terms of this Release, including the release in Section 4 of this Release. However, the Executive may re-execute and return this Release before the expiration of the twenty-one (21)-day period; provided, that in no event may the Executive re-execute this Release prior to the Termination Date. If the Executive signs this Release prior to the expiration of the twenty-one (21) day period, the Executive acknowledges by signing that such decision was entirely voluntary and that he had the opportunity to consider this Release for the entire twenty-one (21) day period. Once re-executed, the Executive will have seven (7) additional calendar days from the date that he re-executes this Release to revoke his consent to such re-execution. Such revocation must be in writing and must be addressed and sent in accordance with the procedures set forth in Section 7.5 of this Release. The Executive’s re-execution of this Release shall not become effective or enforceable until the eighth (8th) calendar day after the date on which he re-executes this Release, which will be the “Second Effective Date” of this Release. If the Executive does not re-execute and return this Release within twenty-one (21) calendar days following the Termination Date, or if the Executive timely revokes his re-execution within the seven (7) calendar day revocation period following the date on which he re-executes this Release, (i) the Company shall have no obligation to provide the Executive with any of the Severance Benefits, (ii) the Executive’s prior release of Claims pursuant to the release set forth in Section 4 of this Release shall remain in full force and effect, and (iii) the Executive’s obligations under the BPA shall remain in full force and effect. By the Executive’s re-execution of this Release, the release set forth in Section 4 of this Release shall be deemed to cover any Claims which the Executive ever had, now has or may hereafter claim to have, existing or occurring at any time on or before the date of re-execution.

6.4.        The Executive agrees that changes to this Release, whether material or immaterial, will not restart the running of the twenty-one (21) calendar day period for the Executive’s execution or re-execution of this Release.

7.            Acknowledgment.

7.1.            The Executive acknowledges and agrees that provision of the Severance Benefits under Section 3 shall be conditioned upon the Executive’s compliance with Executive’s obligations under this Release and the documents referenced herein, and any and all restrictive covenants to which Executive is bound for the benefit of the Company, GBTGI, or any of their Subsidiaries or affiliates.

7.2.           Other than the benefits described in Section 2 of this Release, the Executive shall not be entitled to receive any payments or benefits from the Company, GBTGI, or any of their Subsidiaries or affiliates as the result of Executive’s termination of employment (including, without limitation, under any severance plan, policy, program or arrangement of the Company, GBTGI, or any of their Subsidiaries or affiliates).

John David Thompson

Executive Release of Claims

8.            Miscellaneous.

8.1.            Successors and Assigns. This Release is personal to the Executive and shall not, without the prior written consent of the Company, be assignable by the Executive; provided, that this Release shall inure to the benefit of and be binding upon the Executive’s heirs, executors, and administrators in the event of the Executive’s death. This Release shall inure to the benefit of and be binding upon the Company and its successors and assigns, and any such successor or assignee shall be deemed substituted for the Company under the terms of this Release. The Company may assign this Release without the Executive's consent.

8.2.            Waiver. No waiver of any breach of any term or provision of this Release shall be construed to be, nor shall be, a waiver of any other breach of this Release. No waiver shall be binding unless in writing and signed by the party waiving the breach.

8.3.            Modification. This Release may not be amended or modified other than by a written agreement executed by the Executive and the Company.

8.4.            Complete Agreement. This Release, together with the SPA (as modified by this Release) and the BPA, constitute and contain the entire agreement and final understanding between the Parties hereto and their respective affiliates concerning the subject matter hereof and thereof, and supersede and replace all prior negotiations and all agreements, proposed or otherwise, whether written or oral, concerning such subject matter.

8.5.            Notice. Each notice and other communication hereunder shall be in writing and shall be given and shall be deemed to have been duly given on the date it is delivered in person or by electronic mail, on the next business day if delivered by overnight mail or other reputable overnight courier, or the third business day if sent by registered mail, return receipt requested, to the parties as follows:

To the Company:	GBT US LLC
666 Third Avenue
4th Floor
New York, NY 10017
Attention: Patricia A. Huska
[***]

To the Executive:	at his most recent address in the Company's
Records
[***]

or in each case to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

John David Thompson

Executive Release of Claims

8.6.            Severability. If any provision of this Release or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Release which can be given effect without the invalid provisions or applications, and to this end the provisions of this Release are declared to be severable.

8.7.            Applicable Law; Disputes; WAIVER OF JURY TRIAL. This Release shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflicts of law. Any suit, action or proceeding based on any matter arising out of, related to, or in connection with, the Executive’s employment or service with any member of the Company Group or the termination thereof, or this Release shall be brought exclusively in arbitration pursuant to the Company’s employment arbitration policy, or if not subject to such policy or relating to the enforcement of Executive’s post-employment obligations to the Company (i.e. related to post-employment restrictive covenants), in the United States District Court for the Southern District of New York or, if federal jurisdiction does not exist, the courts of the State of New York (located in the Borough of Manhattan, New York City, New York), and the parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of those courts (and their courts of appeal). Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, (i) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such courts, and (ii) any claim that any suit, action or proceeding brought in such courts has been brought in an inconvenient forum. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION IN ANY COURT DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THE EXECUTIVE’S EMPLOYMENT OR SERVICE WITH ANY MEMBER OF THE COMPANY GROUP OR THE TERMINATION THEREOF, OR THIS RELEASE OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF (WHETHER ARISING IN CONTRACT, EQUITY, TORT OR OTHERWISE).

8.8.            Cooperation in Drafting. Each Party has cooperated in the drafting and preparation of this Release. Hence, in any construction to be made of this Release, the same shall not be construed against any party on the basis that the party was the drafter.

8.9.            Counterparts.      This Release may be executed and re-executed in counterparts and each counterpart, when executed or re-executed (as applicable), shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

8.10.         ADEA Notice. The Executive acknowledges and agrees that this Release includes a waiver of claims under the ADEA and complies with the requirements of the Older Workers Benefit Protection Act, 29 U.S.C. §626(f). The Executive specifically acknowledges that he understands that the payments described in Section 2 above (other than Sections 2.1-2.2) are offered as consideration for the Executive’s agreement to the general release of claims, including any claims based upon the ADEA set forth in Section 4 above, as well as the Executive’s compliance with this Release.

John David Thompson

Executive Release of Claims

8.11.         Supplementary Documents. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Release and which are not inconsistent with its terms.

8.12.         Headings. The section headings contained in this Release are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Release.

8.13.        Taxes. All payments under this Release shall be reduced by all applicable tax withholdings and payroll deductions. Other than the Company Group’s obligation to withhold taxes as required by law or regulation, the Executive shall be solely responsible for any taxes imposed on the Executive as a result of the provision of the Severance Benefits and the Accrued Benefits.

8.14.         Code Section 409A Compliance. This Release is intended to comply with, or be exempt from, to the extent applicable, Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (“Code Section 409A”), and the parties hereto agree to interpret this Release in the least restrictive manner necessary to comply therewith or be exempt therefrom and without resulting in any increase in the amounts owed hereunder by the Company. To the maximum extent possible, any severance owed under this Release shall be construed to fit within the “short-term deferral rule” under Code Section 409A and/or the “two times two year” involuntary separation pay exception under Code Section 409A. Notwithstanding any other provision of this Release to the contrary, if the Executive is a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Release would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after the Executive’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Release (i) shall not be paid (or commence) during the six-month period immediately following the Executive’s separation from service (except as provided in clause (ii)(B) of this Section 8.14) and (ii) shall instead be paid to the Executive in a lump-sum payment on the earlier of (A) the first regular payroll date of the seventh month following the Executive’s separation from service or (B) the 10th business day following the Executive’s death (but not earlier than such payment would have been made absent such death).      If the Executive’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Code Section 409A, then any amounts payable hereunder and which are subject to Code Section 409A shall not be paid or commence until the Executive has experienced a “separation from service” within the meaning of Code Section 409A. In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which the Executive is entitled hereunder shall be made no later than the last day of the calendar year immediately following the calendar year in which such expenses were incurred. Notwithstanding anything herein to the contrary, no member of the Company Group or any of their respective affiliates shall have any liability to the Executive or to any other Person if this Release is not exempt from or compliant with Code Section 409A, or if the payments and/or benefits provided in this Release that are intended to be exempt from or compliant with Code Section 409A are not so exempt or compliant. Each payment payable under this Release shall be treated as a separate payment in a series of payments within the meaning of, and for purposes of, Code Section 409A. Notwithstanding the foregoing or anything contained in this Release to the contrary, if payment of any amounts set forth in this Release (other than the Accrued Benefits) are treated as “non-qualified deferred compensation” under Code Section 409A, then if such payments or benefits could commence in more than one taxable year depending on when this Release is executed or re-executed, as applicable (regardless of when this Release is actually executed or re-executed, as applicable), then such payments and benefits that otherwise would have been payable in the calendar year in which the Termination Date occurs shall be withheld and instead shall be payable on the first payroll date in the calendar year immediately following the calendar year in which the Termination Date occurs (with all remaining payments to be made as if no such delay had occurred). For purposes of Section 2 of this Release, the Termination Date shall be interpreted to mean the date on which Executive incurs a “separation from service” with the Company (within the meaning of Code Section 409A).

[Remainder of Page Left Intentionally Blank / Signatures on Next Page]

PLEASE READ CAREFULLY BEFORE SIGNING. THIS RELEASE CONTAINS A RELEASE AND DISCHARGE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY, ITS AFFILIATES AND AGENTS EXCEPT AS STATED HEREIN.

GBT US LLC

By:	/s/ Patricia Huska
Name:	Patricia Huska
Title:	Chief People Officer

Accepted and Agreed:

/s/ John David Thompson
John David Thompson

Date: 07 May 2026

Re-Execution (no earlier than the Termination Date)
Accepted and Agreed:

John David Thompson

Date: